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                                                                    EXHIBIT 23.6

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Registration Statement of Silicon Graphics, Inc. on Form S-4 of the reports of KPMG Peat Marwick Thorne dated March 2, 1995 relating to the consolidated financial statements of Alias Research Inc. as at January 31, 1995 and January 31, 1994 and for each of the years in the two year period ended January 31, 1995 and the related financial statement schedule for each of the years in the two year period ended January 31, 1995, incorporated by reference in this Proxy Statement/Prospectus and to the reference to KPMG Peat Marwick Thorne under the heading "Experts" in this Proxy Statement/Prospectus, which is a part of this Registration Statement.

                                          KPMG PEAT MARWICK THORNE
                                          Chartered Accountants

Toronto, Ontario
May 9, 1995